CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 002-59311 on Form N-1A of our reports each dated May 23, 2017, relating to the financial statements and financial highlights of BIF Money Fund and Master Money LLC, appearing in Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 26, 2017